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                                                                    Exhibit 99.1


GOLDEN, Colo., Feb. 12 -- Graphic Packaging International Corporation (NYSE:
GPK) today announced results for the fourth quarter and year ended December 31, 2001.

    In the fourth quarter, the Company reported a net loss attributable to common shareholders of $5.1 million ($0.16 per diluted share) on net sales of $270.0 million, compared to a fourth quarter 2000 net loss attributable to common shareholders of $1.5 million ($0.05 per diluted share) on net sales of $269.6 million. (Net sales in the fourth quarter 2000 included $3.0 million from a non-core plant sold in October of that year.) Excluding non-recurring items
(1), the net loss for the fourth quarter 2001 was $1.6 million ($0.05 per diluted share), compared to a net loss of $7.0 million ($0.23 per diluted share) for the same prior-year period.

    As previously announced, the fourth quarter 2001 included $3.5 million of non-cash asset impairment charges and $2.4 million of restructuring charges relating to the planned closure of the Newnan, Georgia plant. The closure is expected to be accomplished during 2002 and it is estimated that it will result in savings of up to $5 million annually, some of which will be realized during 2002.

    For the year ended December 31, 2001, the net loss attributable to common shareholders was $3.6 million ($0.11 per diluted share) on net sales of $1,112.5 million, compared to a net loss in 2000 of $10.8 million ($0.37 per diluted share) on net sales of $1,102.6 million. (Net sales in 2000 included $30.7 million from a non-core plant sold in October of that year.)

    Excluding non-recurring items, the net loss for 2001 attributable to common shareholders was $0.4 million ($0.01 per diluted share), compared to a net loss of $18.9 million ($0.65 per diluted share) in the previous year. Approximately $7 million of this improvement related to operating performance and the balance was mainly due to lower interest costs.

    Comparable Sales Increased 4%

    Adjusting for the sale of a non-core plant in October 2000, net sales in the fourth quarter 2001 were up 1.3% compared to the same quarter in 2000, despite a weakening economy. For the year 2001, comparable sales were nearly 4% above 2000, and ahead of what is estimated to be a flat year for the folding carton industry. Sales for 2000 and 2001 have grown faster than the industry, demonstrating the Company's strong customer relationships and its ability to meet and exceed their requirements.

    Operating Income and Margins Improved

    Excluding non-recurring items, the fourth quarter 2001 operating income and margin was $12.3 million and 4.5%, respectively, compared to $11.5 million and 4.3% in the fourth quarter 2000. On the same basis, operating income and margin for the year 2001 was $68.8 million and 6.2%, respectively, compared to $56.8 million and 5.2% in 2000, an improvement in 2001 of 21% in operating income and 100 basis points in operating margin.

    The increase in operating income and margin was due primarily to cost reductions from plant closures in 2000 and 2001, reductions in the workforce and savings associated with the implementation of a company-wide Six Sigma cost and efficiency improvement process.

    Debt Reduced to $526 Million

    During 2001, debt was reduced from $640.7 million to $525.8 million. This reduction was attributable to improved cash flow resulting from increased EBITDA
(2), lower interest expense and improved working capital management.

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At year end 2001, net operating working capital (3) was 8.3% of sales versus
12.8% the year before.

    "A major accomplishment this past year has been to demonstrate the strength of our cash flow," said Jeffrey H. Coors, President and CEO. "Strategic actions such as plant rationalizations, effective management of working capital and cost reduction programs, including Six Sigma, are bringing results. Consequently, we made significant progress in improving cash flow and operating margins, and as a result we reduced debt by $115 million, or 18%, during 2001 and increased operating margins from 5.2% to 6.2% before non-recurring items. We are particularly pleased with our fourth quarter cash generation and the resulting $46 million reduction in debt."

    Excluding non-recurring items, EBITDA was $31.6 million in the fourth quarter of 2001, versus $31.2 million in the fourth quarter of 2000, and was $148.2 million for the year 2001, versus $139.9 million for the previous year, a 1.3% and 5.9% increase respectively. For the year 2001, the ratio of total debt to EBITDA was 3.5 times versus 4.6 times in 2000, a nearly 25% improvement.

    Graphic Packaging is one of two leading North American manufacturers of folding cartons, and makes cartons for the food, beverage and other consumer products markets. The Company has 17 modern plants in North America. Its customers produce some of the most well recognized brand names in their markets.

    Conference Call, February 19
    A conference call to discuss the year's results and current financing events is scheduled to be held on February 19th at 4:00 p.m. ET. All interested persons are invited to participate. To connect, please call
800 874 9003 (international calls: 706 634 2401) and ask for the Graphic Packaging conference. A replay will be available through February 26th. Please call 800 642 1687 (international calls: 706 645 9291) and give passcode 1958630.

    Forward Looking Statements

    Some statements in this release are forward looking and so involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically, a) the Newnan, Georgia plant's closure might be delayed due to not being able to transfer production or qualify that production at other facilities as quickly as planned; b) savings from the Newnan closure might not be realized or fully realized because of increasing the costs at other facilities where the production is transferred; c) sales might not outpace the folding carton industry's growth due to competition; and d) the Company might not be able to maintain its position as one of the low cost producers due to competitors more effectively reducing their costs and improving efficiencies.

     (1) Non-recurring items: asset impairment and restructuring charges and gains on the sale of assets.

     (2) EBITDA: earnings before interest, taxes, depreciation and amortization.

     (3) Net operating working capital: accounts receivable plus inventories, less accounts payable.


    Financial statements and supplemental financial data are attached.

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                   Graphic Packaging International Corporation
                          Consolidated Income Statement
                      (In thousands, except per share data)

                        Three months ended         Twelve months ended
                           December 31,                December 31,
                          2001          2000         2001          2000

Net sales               $270,021      $269,627   $1,112,535    $1,102,590

 Cost of goods sold      236,709       237,889      960,258       963,979

Gross profit              33,312        31,738      152,277       138,611

 Selling, general
  and administrative
  expense                 15,896        15,022       62,874        61,134
 Goodwill amortization     5,162         5,183       20,649        20,634
 Asset impairment and
  restructuring charges    5,900         2,200        8,900         5,620

Operating income           6,354         9,333       59,854        51,223

Gain on sale of
 assets - net                 --        11,360        3,650        19,172
Interest expense
 - net                   (10,727)      (19,039)     (52,811)      (82,071)

Income (loss) before
 income taxes             (4,373)        1,654       10,693       (11,676)

Income tax (expense)
 benefit                   1,769          (654)      (4,257)        4,678

Net income (loss)         (2,604)        1,000        6,436        (6,998)

Preferred stock
 dividends declared       (2,500)       (2,500)     (10,000)       (3,806)

Net loss attributable
 to common
 shareholders            ($5,104)      ($1,500)     ($3,564)     ($10,804)

Net loss attributable
 to common shareholders
 per basic share          ($0.16)       ($0.05)       ($0.11)      ($0.37)

Net loss attributable
 to common shareholders
 per diluted share        ($0.16)       ($0.05)       ($0.11)      ($0.37)

Weighted average shares
 outstanding - basic      32,095        30,181       31,620        29,337

Weighted average shares
 outstanding - diluted    32,095        30,181       31,620        29,337

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                   Graphic Packaging International Corporation
                           Consolidated Balance Sheet
                                 (In thousands)

                                                  December 31,  December 31,
                                                      2001          2000

    ASSETS
    Current assets:
     Cash and cash equivalents                        $6,766         $4,012
     Accounts receivable                              59,474         75,187
     Inventories                                      92,408        105,228
     Other assets                                     33,156         28,961
      Total current assets                           191,804        213,388

    Properties, net                                  443,712        480,395
    Goodwill, net                                    559,696        580,299
    Other assets                                      34,123         58,436

    Total assets                                  $1,229,335     $1,332,518

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current maturities of long-term debt             $37,373        $58,642
    Accounts payable                                  59,002         38,902
    Other current liabilities                         73,026         79,204
      Total current liabilities                      169,401        176,748

    Long-term debt                                   488,386        582,030
    Other long-term liabilities                       73,900         58,589
      Total liabilities                              731,687        817,367

    Shareholders' equity                             497,648        515,151

    Total liabilities and shareholders' equity    $1,229,335     $1,332,518


                   Graphic Packaging International Corporation
                      Consolidated Statement of Cash Flows
                                 (In thousands)

                               Three months ended     Twelve months ended
                                  December 31,            December 31,
                              2001          2000          2001       2000

    Cash flows from
     operating activities:
     Net income (loss)       ($2,604)       $1,000       $6,436     ($6,998)
     Adjustments to
      reconcile net
      income to net
      cash provided by
      operating activities:
      Asset impairment and
       restructuring
       charges                 5,900         2,200        8,900       5,620
      Gain on sale of assets      --       (11,360)      (3,650)    (19,172)

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      Depreciation and
       amortization           19,355        19,635       79,406      83,094
      Amortization of debt
       issuance costs          1,875         2,079        7,795       8,865
      Change in current
       assets and current
       liabilities and
       other                  33,577        32,484       52,812      (8,530)
    Net cash provided by
     operating activities     58,103        46,038      151,699      62,879

    Cash flows from
     investing activities:
      Capital expenditures    (9,749)       (6,066)     (31,884)    (30,931)
      Sale of assets              --        35,384        8,950      43,580
      Collection of note
       receivable                 --            --           --     200,000
    Net cash provided by
     (used in) investing
     activities               (9,749)       29,318      (22,934)    212,649

    Cash flows used in
     financing activities    (45,880)      (75,138)    (126,011)   (287,385)

    Cash and cash
     equivalents:
     Net increase
      (decrease) in
      cash and cash
      equivalents              2,474           218        2,754     (11,857)
     Balance at beginning
      of period                4,292         3,794        4,012      15,869
     Balance at end
       of period              $6,766        $4,012       $6,766      $4,012


                   Graphic Packaging International Corporation
                           Supplemental Financial Data
                      (in thousands, except per share data)

                               Three months ended      Twelve months ended
                                  December 31,             December 31,
                            2001           2000         2001         2000

    Net Sales             $270,021      $269,627   $1,112,535    $1,102,590

    Operating income         6,354         9,333       59,854        51,223
    Asset impairment
     and restructuring
     charges                 5,900         2,200        8,900         5,620
    Operating income,
     excluding asset
     impairment and
     restructuring
     charges                12,254        11,533       68,754        56,843

    Depreciation & goodwill

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     amortization           19,355        19,635       79,406        83,094

    EBITDA, excluding asset
     impairment and
     restructuring charges
     and gain on sale of
     assets                $31,609       $31,168     $148,160      $139,937

    Leverage *                 4.2           5.1          3.5           4.6

    Net loss attributable
     to common
     shareholders          ($5,104)      ($1,500)     ($3,564)     ($10,804)
    Asset impairment and
     restructuring charges,
     net of tax              3,552         1,320        5,358         3,372
    Gain on sale of assets,
     net of tax                 --        (6,825)      (2,197)      (11,512)

    Net loss attributable
     to common shareholders
     before nonrecurring
     items                 ($1,552)      ($7,005)       ($403)     ($18,944)

    Net loss attributable
     to common shareholders
     per diluted share
     before nonrecurring
     items                  ($0.05)       ($0.23)       ($0.01)      ($0.65)


     * Debt at period-end divided by annualized EBITDA, excluding asset impairment and restructuring charges and gain on sale of assets.